Exhibit 4.20

Date 29 April 2015

GOLAR LNG LIMITED
as Lender

-and-

GOLAR LNG PARTNERS L.P.
as Borrower

__________________________________

Supplemental Deed
__________________________________

relating to
the US$20,000,000 Revolving Credit Facility (RCF) dated 11 April 2011

THIS AGREEMENT is made on 29 April 2015

BETWEEN

(1)	GOLAR LNG LIMITED, a company incorporated in Bermuda whose registered office is at 2nd Floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM 08, Bermuda (the “Lender”); and

(2)
GOLAR LNG PARTNERS L.P., a limited partnership formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Borrower)”.

IT IS AGREED as follows:

(a)
The RCF shall with effect on and from the Effective Date be amended in accordance with the following provision (and the Loan Agreement (as so amended) will continue to be binding upon each of the parties hereto upon such terms so amended):

by deleting the definition of “Termination Date” in clause 1.1 of the Loan Agreement and replacing it as follows:
“Termination Date”” means the 30th June 2015.

1	LAW AND JURISDICTION

1.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

1.2	Exclusive English jurisdiction. Subject to Clause 2.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

1.3	Choice of forum for the exclusive benefit of the Lender. Clause 2.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

1.4
Process agent. The Borrower irrevocably appoints Golar Management Limited at its registered office for the time being, presently at 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

1.5
Lender’s rights unaffected. Nothing in this Clause 2 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

1.6
Meaning of “proceedings”. In this Clause 2, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGE

SIGNED by    )
/s/ Sir Frank Chapman    )
for and on behalf of    )
GOLAR LNG LIMITED    )
in the presence of: G Robjohns    )

SIGNED by    )
/s/ Doug Arnell    )
for and on behalf of    )
GOLAR LNG PARTNERS L.P.    )
in the presence of: G Robjohns    )

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